Exhibit (c)(iii)

Project Breeze Discussion Materials April 8, 2025 Evercore

Situation Update ü On March 12th, 2025, Bravo and the co-founders of Tango (collectively, “Stakeholders”), sent a non-binding bid letter to the Board of Tango proposing to acquire 100% of the outstanding Class A shares of the Company not owned by Stakeholders for $16/sh in cash „ The proposal represents a 22% premium to closing price on 3/12/25 and a 29% premium to opening price on 4/7/25 ü On March 13th and 17th, members of the Evercore team, Tango and the Special Committee’s counsel (Cravath) held several calls to discuss an overview of a potential transaction, process considerations, work to be performed and a general timeline ü On March 19th, Evercore held a call with members of Bravo and Tango’s CEO, during which Bravo confirmed that they would not consider a sale to third parties and did not believe there would be any interested parties in Tango given ongoing uncertainty in the industry „ Tango’s CEO also confirmed that he would not pursue a sale to a third-party ü On March 20th, Evercore, Cravath and members of the Special Committee held a call to report on Evercore’s conversation with Bravo and Tango’s CEO and to discuss process implications and next steps ü On March 21st and 27th, Evercore and Tango held due diligence discussions to review the information required for Evercore to perform its due diligence and evaluation of Stakeholders’ proposal ü On March 24th, Evercore and the Company executed an NDA to begin sharing information „ On March 26th, a virtual data room was set up and subsequently populated by the Company (see next page for details) ü On March 31st, members of the Evercore and Tango teams held a due diligence meeting to review, among other things, a history of the Company, management’s forecast assumptions and annual budgeting process, and key client relationships 2 Project Breeze

Summary of Information Shared by the Company As of April 8, 2025 ü Overview of Clients and Contracts „ Revenue breakout by industry / top client tiers; overview of revenue mix by contract type ü Go-to-Market Strategy and Sales „ Overview of historical win / renewal rates and current pipeline ü Overview of Delivery „ Historical and projected revenue breakdown by geography (2021-2027) ü Technology Investments „ Overview of core business, operations, product suite and client technology stack ü Financial Projections „ Historical budget vs. actuals (2021-2024) and 2025 budget; materials from recent Board meetings (2025 forecast, annual revenue trends by client) and Audit Committee meeting (capital allocation forecasts 2024-2028) „ Financial model with Base and Downside cases (2025-2028), capex overview (2024-2025); historical adjusted EBITDA and Net Income adjustments (2021-2024); service line revenue breakdown by client (2024-2025) ü Management, People and Stock-Based Compensation „ Headcount by geography, 2025 global seats projection; SBC award overview 3 Project Breeze

Diligence Session Agenda Summary March 31, 2025 ü Attendees: „ Tango: Bryce Maddock (CEO), Balaji Sekar (CFO), Sachin Verma (Vice President, FP&A)„ Cravath, Swaine & Moore: Claudia Ricciardi (Partner) „ Evercore: Will Hiltz (SMD), Damien Fisher (SMD), Seth Bergstein (SMD), Sandeep Sharma (SMD), Alex Kirshenbaum (VP), John Oh (Associate), Noah Lin (Analyst) ü Business Outlook and Strategy „ Evolution of industry and Tango, changes since IPO, long-term strategy, impact of AI / LLMs ü Evolution of Competitive Landscape „ Tango’s right-to-win / competitive differentiation versus peers, strategies to sustain and build competitive differentiation, key competitors, AI impact on competitive landscape ü Clients and Contracts „ Overview of large clients, recent wins / losses / renewals, contract terms and pricing model ü Go-to-Market Strategy „ Strategy overview, sales organization / structure, compensation, KPIs and differences across service lines, cross sell / upsell success and initiatives ü Overview of Delivery „ Evolution of delivery strategy over time, geographical mix, impact of COVID / shift to work from home, management’s view on delivery mix trends, impact of AI on delivery ü Technology Investments „ AI-related investments made and planned, current technology platform, ongoing AI initiatives and financial impact, overview of technology stack ü Management, People / Talent, Stock-Based Compensation and Other „ Recruitment strategy, time to ramp new projects, use of stock-based compensation, ongoing organizational changes„ Miscellaneous: strategic / sponsor counterparty interest, equity research coverage 4 Project Breeze

Key Preliminary Takeaways From Management Discussions Base Case does not reflect the impact of AI ü Base and Downside cases reflect management projections under different assumptions, initially provided to Evercore on 3/31/25 management shared an update with revised upward projections for 2025, and forecast figures through 2028, on 4/4/25 ü Downside Case reflects the impact of AI but does not fully reflect investments required ü Management stated that the Base Case is the upside case Company anticipates a shift in strategy to remain competitive ü New competitors likely to emerge ü Incumbents serving enterprise clients are at a disadvantage ü Need to develop technological capabilities to meet evolving client needs and win new clients ü Long-term competitive strategy is to be a differentiated, nimbler provider of AI-enabled service solutions to a more diversified set of verticals including Healthcare and Financial Services Significant investment required to prepare the Company for AI / Pace of change is uncertain ü Pace of change unknown and impact is difficult to quantify – will cause ongoing volatility in the sector ü Management suggested that as a public company, Tango would not be able to make the material upfront investments and cannibalize existing revenue as is necessary to compete due to disruption from AI ü Ability to invest as a public company is impacted by potential margin dilution, pressure on revenue, volatility and new competitors 5 Project Breeze

Base Case Financial Forecast Comparison

Management Base Case received April 4th versus Latest Board Materials[1]

($ in millions)

			Latest Board Materials[1]										
	Historical		20-Mar	5-Dec			Base Case Received Apr 4th				Comparison		
FYE December 31,	2023A	2024A	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E	2025E	2026E	2027E
Digital Customer Experience	$606	$612					$664	$730	$725	$711			
Trust and Safety	187	248					298	368	422	481			
AI Services	132	135					191	234	267	305			
Revenue	**$924**	**$995**	**$1,153**	**$1,250**	**$1,325**		**$1,153**	**$1,333**	**$1,414**	**$1,496**	**(0%)**	**7%**	**7%**
% Growth	*(4%)*	*8%*	*16%*	*8%*	*6%*		*16%*	*16%*	*6%*	*6%*	*(0.1 pp)*	*7.2 pp*	*0.1 pp*
% Gross Margin	*42%*	*39%*	*38%*	*39%*	*38%*		*38%*	*38%*	*37%*	*37%*	*0.0 pp*	*(0.9 pp)*	*(0.8 pp)*
Adj. EBITDA[2]	**$221**	**$210**	**$243**	**$275**	**$291**		**$243**	**$280**	**$297**	**$315**	**(0%)**	**2%**	**2%**
% Margin	*24%*	*21%*	*21%*	*22%*	*22%*		*21%*	*21%*	*21%*	*21%*	*(0.0 pp)*	*(1.0 pp)*	*(0.9 pp)*
GAAP Net Income	**$46**	**$46**	**$84**	**$107**	**$117**		**$84**	**$103**	**$114**	**$125**	**(0%)**	**(4%)**	**(3%)**
% Margin	*5%*	*5%*	*7%*	*9%*	*9%*		*7%*	*8%*	*8%*	*8%*	*(0.0 pp)*	*(0.8 pp)*	*(0.8 pp)*
Free Cash Flow[3]	**$113**	**$100**					**$92**	**$142**	**$162**	**$174**			
% Margin	*12%*	*10%*					*8%*	*11%*	*11%*	*12%*			
Memo:													
Capex	$31	$39	$62	$56	$53		$62	$53	$57	$60	**(0%)**	**(5%)**	**6%**
% of Revenue	*3%*	*4%*	*5%*	*5%*	*4%*		*5%*	*4%*	*4%*	*4%*	*(0.0 pp)*	*(0.5 pp)*	*(0.0 pp)*
(Increase) / Decrease in NWC	($12)	$2					($28)	($18)	($11)	($11)			
% of Change in Revenue	*33%*	*3%*					*(18%)*	*(10%)*	*(14%)*	*(14%)*			
Stock-Based Compensation	$53	$42	$39				$39	$46	$49	$52	**(0%)**		
% of Revenue	*6%*	*4%*	*3%*				*3%*	*3%*	*3%*	*3%*	*(0.0 pp)*		
Effective Tax Rate	*39%*	*38%*					*37%*	*37%*	*37%*	*37%*			

Source: 2025E figures per 3/20/25 Board Deck received from management; 2026E-2028E figures per 12/5/24 Board Deck received from management, Company Filings

1. Latest Board Materials include the Q1 2025 Board Meeting on March 20, 2025, and the 2025 Budget Meeting on December 5, 2024
2. Adj. EBITDA excludes the impact of stock-based compensation
3. Levered Free Cash Flow calculated as Cash Flow from Operations *minus* Capex; March 20th and December 5th Board Decks only included Adjusted FCF

EVERCORE 6 Project Breeze

Overview of Tango Management Financial Forecasts (Received 4/4/25) *($ in millions)*

Base Case

"Business as Usual" Case

FYE Dec 31,	Base Case 2025E	2026E	2027E	2028E	CAGR '25E-'28E
Revenue	$1,153	$1,333	$1,414	$1,496	9%
% Growth	16%	16%	6%	6%	
% Gross Margin	38%	38%	37%	37%	
Adj. EBITDA	$243	$280	$297	$315	9%
% Margin	21%	21%	21%	21%	
Capex	$62	$53	$57	$60	(1%)
% of Revenue	5%	4%	4%	4%	

- 9% '25E-'28E total revenue CAGR comprised of 17% CAGR across Trust & Safety and AI Services and 2% CAGR in Digital Customer Experience (DCX)
- Steady 21% EBITDA margin based on continued 0.5% gross margin erosion primarily from steady wage inflation and offset by SG&A efficiencies
- '26E-'28E Capex is 4% of revenue

Downside Case

"Automation Risk" Case

FYE Dec 31,	Downside Case 2025E	2026E	2027E	2028E	CAGR '25E-'28E
Revenue	$1,108	$1,043	$942	$885	(7%)
% Growth	11%	(6%)	(10%)	(6%)	
% Gross Margin	38%	36%	35%	35%	
Adj. EBITDA	$228	$188	$151	$133	(16%)
% Margin	21%	18%	16%	15%	
Capex	$57	$21	$19	$18	(32%)
% of Revenue	5%	2%	2%	2%	

- (7%) '25E-'28E total revenue CAGR – ~60% of '25E DCX revenue lost by '28E, 9% CAGR across Trust & Safety and AI Services
- Accelerated margin erosion due to competitive market and lower revenue growth
- '26E-'28E Capex is 2% of revenue

Other Considerations

- During Evercore's 3/31/25 diligence meeting, the CEO highlighted a vision for Tango where it may pursue a plan as a private company that is different from management's Base Case
- This vision as a private company would include investing in AI as well as reshaping Tango's business and strategy:
  - Invest heavily *("tens of millions")* in technology and AI enhancement
  - Cannibalize existing revenue to improve client value proposition and incentivize new clients to use Tango and enhance profitability

EVERCORE 7 Project Breeze

Source: Base and Downside cases based on management projections provided on 4/4/25, Company Filings
Note: Financial forecast assumptions provided by management

Tango Management Financial Forecast Comparison ($ in millions) Base Broker Downside ’24A—’27E Case Consensus Case % Delta vs. Base Case: CAGR (3%) (4%) (8%) (22%) (1%) (33%) (41%) $1,414 $1,496 9% $1,333 $1,225 $1,352 $1,153 $1,113 $995 $1,108 $1,043 Revenue 16% $942 $885 8% 16% 12% 10% 11% 10% % Growth 8% 6% 6% (1%) (6%) NA (6%) (10%) 2024A 2025E 2026E 2027E 2028E $528 $531 $551 $442 $437 $504 $479 8% $392 $420 GAAP $374 $333 $308 8% 38% 40% 38% 38% 41% 37% 41% 37% Gross Profit 39% 36% 35% % Margin 35% (4%) NA 2024A 2025E 2026E 2027E 2028E $297 $315 9% $280 $292 $243 $261 Adj. $233 $228 $210 $188 9% EBITDA1 $151 $133 21% 21% 21% 21% 21% 21% 18% 21% 22% 21% % Margin 16% NA 15% (8%) 2024A 2025E 2026E 2027E 2028E $174 $162 $162 13% $142 $141 $141 $119 Free Cash $100 $102 $102 $92 $91 13% Flow2 9% 8% 11% 12% 14% 11% 12% 13% 12% 12% 4% % Margin 10% 8% NA 2024A 2025E 2026E 2027E 2028E 8 Project Breeze Source: Base and Downside cases based on management projections provided on 4/4/25, Broker Research 1. Adj. EBITDA excludes the impact of stock-based compensation 2. Represents Cash Flow from Operations minus Capex

Selected Publicly Traded Companies – Operating Metrics

Tango | Customer Experience Companies

	Tango (Base)	Tango (Downside)	Tango (Consensus)	Teleperformance	concentrix	TELUS International	ttec	ibex.
2025 Revenue ($mm)	$1,153	$1,108	$1,113	$11,877	$9,586	$2,707	$2,031	$542
Revenue CAGR (2024A-2026E)	15.7%	2.4%	11.0%	4.4%	0.9%	2.6%	(5.3%)	NA
2025E GAAP Gross Margin	38.3%	37.9%	39.6%	27.1%	36.2%	36.1%	22.3%	31.1%
2025E Adj. EBITDA[1] Margin	21.1%	20.6%	21.0%	17.3%[2]	16.3%	13.1%[2]	10.8%	13.1%
2025E Adj. EBITDA[1] - Capex Margin	15.7%	15.5%	15.6%	14.8%[2]	13.7%	6.8%[2]	8.3%	9.7%

Peer Median: 1.7%

2025 Peer Median: 31.1%

2025 Peer Median: 13.1%

2025 Peer Median: 9.7%

EVERCORE

Source: Base and Downside cases based on management projections provided on 4/4/25, FactSet (4/4/25), Broker Research

Note: Teleperformance and Telus International adjusted from IFRS to U.S. GAAP – key adjustments include burdening EBITDA by depreciation of right-of-use assets and lease interest expense; Telus International Adj. EBITDA is unburdened for stock-based compensation to align with peers

1. Adj. EBITDA excludes the impact of stock-based compensation
2. Forward depreciation of right-of-use assets and lease interest expense for Teleperformance and Telus is assumed based on prior year as a % revenue applied to forward consensus revenue

9

Project Breeze

Selected Publicly Traded Companies – Valuation Metrics

Legend: Tango | Customer Experience Companies

	Tango (Base)	Tango (Downside)	Tango (Consensus)	Teleperformance	concentrix	TELUS International	ttec	ibex.
TEV ($mm)	$1,337 [1]	$1,337 [1]	$1,337 [1]	$9,232	$7,963	$1,804	$1,122	$343
2025E TEV / Revenue	1.2x	1.2x	1.2x	0.8x	0.8x	0.7x	0.6x	0.6x
2026E TEV / Revenue	1.0x	1.3x	1.1x	0.8x	0.8x	0.6x	0.6x	NA
2025E TEV / Adj. EBITDA[2]	5.5x	5.9x	5.7x	4.5x [3]	5.1x	5.1x [3]	5.1x	4.8x
2026E TEV / Adj. EBITDA[2]	4.8x	7.1x	5.1x	4.3x [3]	4.9x	4.8x [3]	5.2x	NA

2025 Peer Median (TEV / Revenue): 0.67x

2026 Peer Median (TEV / Revenue): 0.70x

2025 Peer Median (TEV / Adj. EBITDA): 5.1x

2026 Peer Median (TEV / Adj. EBITDA): 4.9x

Source: Base and Downside cases based on management projections provided on 4/4/25, FactSet (4/4/25), Broker Research

Note: Teleperformance and Telus International adjusted from IFRS to U.S. GAAP – key adjustments include burdening EBITDA by depreciation of right-of-use assets and lease interest expense; Telus International Adj. EBITDA is unburdened for stock-based compensation to align with peers

1. Tango FDSO based on latest available public filing (2024 10K)
2. Adj. EBITDA excludes the impact of stock-based compensation
3. Forward depreciation of right-of-use assets and lease interest expense for Teleperformance and Telus is assumed based on prior year as a % revenue applied to forward consensus revenue

EVERCORE 10 Project Breeze

Tango Share Price Performance ($) Jun. 10, 2021 Share Price Performance 400% Announced pricing of IPO at $23.00 per share Customer Tango Experience Since 3 Months Ago (25%) 1% Oct. 25, 2021 Since 6 Months Ago 5% (11%) Announced closing of secondary offering at Since 1 Year Ago 17% (19%) $63.50 per share Since 2 Years Ago (5%) (62%) resulting in $765mm+ of 300% gross proceeds Since 3 Years Ago (68%) (75%) Since IPO1 (44%) (72%) Apr. 19, 2022 Nov. 30, 2022 Announced acquisition of OpenAI introduced Heloo, expanding ChatGPT Feb. 27, 2024 European operations Klarna announces that its 200% AI Assistant handled 2/3 of Jan. 7, 2025 customer service chats in Meta announced end of its first month third-party fact-checking Sep. 7, 2022 program Announced $100mm Share Repurchase Program 1 $23.00 100% $12.92 (44%) (72%) 0% Jun-21 Mar-22 Dec-22 Sep-23 Jun-24 Apr-25 Tango Earnings Company Specific Key Events Customer Experience Peers Key Events Sector Key Events 11 Project Breeze Source: FactSet (4/4/25), Company Filings, Press Releases Note: Customer Experience Peers include Teleperformance, Telus International, Concentrix, TTEC and IBEX 1. Chart begins at Tango’s price of $23.00 on day of IPO (6/10/21)

Historical Valuation Multiples TEV / NTM Adj. EBITDA1 54.0x TEV / NTM Adj. EBITDA Averages1 Tango (Consensus) Customer Experience Companies Current 5.5x Current 4.9x 45.0x 1-Year Average 6.5 1-Year Average 5.0 2-Year Average 6.2 2-Year Average 5.5 3-Year Average 7.3 3-Year Average 6.8 Since 7/1/212 11.0 Since 7/1/212 8.3 36.0x 27.0x 22.5x 18.0x 15.1x 9.0x 5.5x 4.9x 0.0x 2 Jul-21 Apr-22 Jan-23 Oct-23 Jul-24 Apr-25 Tango (Consensus) Customer Experience Companies Source: FactSet (4/4/25), Company Filings Note: Customer Experience Companies include Teleperformance, Telus International, Concentrix and IBEX 1. Adj. EBITDA excludes the impact of stock-based compensation 2. Data begins on 7/1/21 due to unavailability of broker-reported Adj. EBITDA from IPO on 6/10/21 to 7/1/21 12 Project Breeze

Potential Next Steps 1ü Schedule follow-up due diligence sessions 2ü Finalize preliminary valuation analysis based on management projections 3ü Establish process timeline and target deliverable dates 4ü Define ongoing engagement framework between the Company, Special Committee and advisors„ If warranted, prepare a response to Bravo 5ü Schedule shareholder assessment call to discuss recent engagement and perspectives 6ü Review potential transaction structuring, regulatory requirements and key contractual elements 13 Project Breeze

Appendix Evercore

Financial Summary – Preliminary Management Projections

($ in millions)

	Historical		Base Case				Downside Case				Historical	Base	Down
FYE December 31,	**2023A**	**2024A**	**2025E**	**2026E**	**2027E**	**2028E**	**2025E**	**2026E**	**2027E**	**2028E**	**'21E-'24A**	**'25E-'28E CAGR**	
Digital Customer Experience	$606	$612	$664	$730	$725	$711	$623	$476	$343	$253	*8%*	*2%*	*(26%)*
Trust and Safety	187	248	298	368	422	481	294	343	363	383	*14%*	*17%*	*9%*
AI Services	132	135	191	234	267	305	191	225	237	250	*9%*	*17%*	*9%*
Revenue	**$924**	**$995**	**$1,153**	**$1,333**	**$1,414**	**$1,496**	**$1,108**	**$1,043**	**$942**	**$885**	***9%***	***9%***	***(7%)***
% Growth	*(4%)*	*8%*	*16%*	*16%*	*6%*	*6%*	*11%*	*(6%)*	*(10%)*	*(6%)*			
% Gross Margin	*42%*	*39%*	*38%*	*38%*	*37%*	*37%*	*38%*	*36%*	*35%*	*35%*			
Adj. EBITDA [1]	**$221**	**$210**	**$243**	**$280**	**$297**	**$315**	**$228**	**$188**	**$151**	**$133**	***4%***	***9%***	***(16%)***
% Margin	*24%*	*21%*	*21%*	*21%*	*21%*	*21%*	*21%*	*18%*	*16%*	*15%*			
GAAP Net Income	**$46**	**$46**	**$84**	**$103**	**$114**	**$125**	**$74**	**$56**	**$39**	**$32**	***NM***	***14%***	***(24%)***
% Margin	*5%*	*5%*	*7%*	*8%*	*8%*	*8%*	*7%*	*5%*	*4%*	*4%*			
Free Cash Flow [2]	**$113**	**$100**	**$92**	**$142**	**$162**	**$174**	**$91**	**$141**	**$119**	**$102**	***NM***	***24%***	***4%***
% Margin	*12%*	*10%*	*8%*	*11%*	*11%*	*12%*	*8%*	*14%*	*13%*	*12%*			
Memo:													
Capex	$31	$39	$62	$53	$57	$60	$57	$21	$19	$18	*(13%)*	*(1%)*	*(32%)*
% of Revenue	*3%*	*4%*	*5%*	*4%*	*4%*	*4%*	*5%*	*2%*	*2%*	*2%*			
(Increase) / Decrease in NWC	($12)	$2	($28)	($18)	($11)	($11)	($22)	$16	$15	$8	*NM*	*(26%)*	*NM*
% of Change in Revenue	*33%*	*3%*	*(18%)*	*(10%)*	*(14%)*	*(14%)*	*(19%)*	*(24%)*	*(15%)*	*(14%)*			
Stock-Based Compensation	$53	$42	$39	$46	$49	$52	$39	$36	$32	$31	*(3%)*	*10%*	*(8%)*
% of Revenue	*6%*	*4%*	*3%*	*3%*	*3%*	*3%*	*4%*	*3%*	*3%*	*3%*			
Effective Tax Rate	*39%*	*38%*	*37%*	*37%*	*37%*	*37%*	*37%*	*37%*	*37%*	*37%*			

Source: Base and Downside cases based on management projections provided on 4/4/25, Company Filings
1. Adj. EBITDA excludes the impact of stock-based compensation
2. Levered Free Cash Flow calculated as Cash Flow from Operations *minus* Capex

EVERCORE 15 Project Breeze

Selected Publicly Traded Companies

($ in millions, expect per share data)

Company	Share Price 4/4/25	% of 52-Week High	Market Cap	Total Enterprise Value	Revenue Growth CY24A	Revenue Growth CY25E	Revenue CAGR '24A-'26E	Gross Profit Margin CY25E	Gross Profit Margin CY26E	Adj. EBITDA[1] Margin CY25E	Adj. EBITDA[1] Margin CY26E	TEV / Revenue CY24A	TEV / Revenue CY25E	TEV / Revenue CY26E	TEV / Adj. EBITDA[1] CY24A	TEV / Adj. EBITDA[1] CY25E	TEV / Adj. EBITDA[1] CY26E
Tango (Base)	$12.92	68.2%	$1,266 [2]	$1,337 [2]	7.6%	15.9%	15.7%	38.3%	37.8%	21.1%	21.0%	1.3x	1.2x	1.0x	6.4x	5.5x	4.8x
Tango (Downside)					7.6%	11.3%	2.4%	37.9%	35.8%	20.6%	18.0%	1.3	1.2	1.3	6.4	5.9	7.1
Tango (Consensus)					7.6%	11.9%	11.0%	39.6%	40.5%	21.0%	21.3%	1.3	1.2	1.1	6.4	5.7	5.1
Customer Experience																	
Teleperformance	$94.65	72.3%	$5,836	$9,232	23.2%	5.1%	4.4%	27.1%	26.7%	17.3%	17.3%	0.8x	0.8x	0.8x	4.7x	4.5x	4.3x
Concentrix	48.27	63.9%	3,292	7,963	31.3%	(0.3%)	0.9%	36.2%	NA	16.3%	16.6%	0.8	0.8	0.8	5.1	5.1	4.9
Telus	2.37	28.2%	701	1,804	(1.8%)	1.8%	2.6%	36.1%	35.9%	13.1%	13.4%	0.7	0.7	0.6	4.3	5.1	4.8
IBEX	23.34	85.5%	327	343	0.7%	4.3%	NA	31.1%	NA	13.1%	NA	0.7	0.6	NA	5.1	4.8	NA
Mean		**62.5%**			**13.3%**	**2.8%**	**2.6%**	**32.6%**	**31.3%**	**15.0%**	**15.8%**	**0.7x**	**0.7x**	**0.7x**	**4.8x**	**4.9x**	**4.7x**
Median		**68.1%**			**12.0%**	**3.1%**	**2.6%**	**33.6%**	**31.3%**	**14.7%**	**16.6%**	**0.7**	**0.7**	**0.8**	**4.9**	**4.9**	**4.8**
Reference																	
TTEC	$4.06	43.1%	$211	$1,122	(10.4%)	(8.0%)	(5.3%)	22.3%	22.7%	10.8%	10.9%	0.5x	0.6x	0.6x	5.5x	5.1x	5.2x

Source: Base and Downside cases based on management projections provided on 4/4/25, Company filings, FactSet (4/4/25), Broker Research
Note: TTEC is included as a reference but excluded from analysis given the Company's 9/30/24 announcement of its intent to go private
1. Adj. EBITDA excludes the impact of stock-based compensation
2. Tango FDSO based on latest available public filing (2024 10K)

EVERCORE 16 Project Breeze

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Tango to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Project Breeze